UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 9, 2005

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
4400 Main Street, Kansas City, MO	64111
(Address of Principal Executive Offices)	(Zip Code)
(816) 753-6900
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

(a) On May 9, 2005, H&R Block, Inc. (the "Company") entered into a settlement agreement regarding litigation entitled Lynne A. Carnegie, et al. v. Household International, Inc., H&R Block, Inc., et al., (the "Carnegie Settlement Agreement"). The Carnegie litigation pertains to the Company's refund anticipation loan ("RAL") programs as reported in previous current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

The parties to the Carnegie Settlement Agreement include (i) Lynne A. Carnegie, on behalf of herself and the settlement class; (ii) the Company, H&R Block Services, Inc., H&R Block Tax Services, Inc., Block Financial Corporation, HRB Royalty, Inc. and H&R Block Eastern Enterprises, Inc. (collectively, the "Block Parties"); and (iii) HSBC Finance Corporation, HSBC Taxpayer Financial Services, Inc. and Beneficial Franchise Company (collectively, the "Household Parties"). The Block Parties and the Household Parties are parties to various agreements pertaining to the Company's RAL programs as reported in the Company's annual report on Form 10-K for the fiscal year ended April 30, 2004, which is incorporated herein by reference.

Pursuant to the Carnegie Settlement Agreement's terms, the Block Parties and the Household Parties will contribute a total of $110 million in cash together with $250 million face value in freely transferable rebate coupons for purposes of making payments to the settlement class, paying all attorneys' fees and costs to class counsel, incentive payment awards to various plaintiffs and all notice and administration costs. The rebate coupons will be usable for all tax preparation services at retail H&R Block locations, on-line tax preparation services through the H&R Block website or H&R Block tax preparation software. The rebate coupons will be usable during the first three full tax seasons following the effective date of the Carnegie Settlement Agreement.

The Carnegie Settlement Agreement provides for the settlement class members to release all claims against the Block Parties and the Household Parties pertaining to RALs or tax preparation, e-filing or other services provided in connection with a RAL transaction from January 1, 1987 through April 29, 2005 (the "Class Period"). The settlement class consists of all persons in the United States who during the Class Period applied for and obtained a RAL advertised, marketed or offered (i) by or through the Household Parties or their affiliates or Imperial Capital Bank or (ii) by any other lender through any H&R Block office (the "Settlement Class").

The Carnegie Settlement Agreement also specifies certain required business practices, procedures, disclosures and forms for use in making RALs and bars members of the Settlement Class from commencing any other claims or actions against the Household Parties and the Block Parties in any court, agency, authority or forum regarding RALs made pursuant to such practices, procedures, disclosures and forms.

The Carnegie Settlement Agreement is contingent upon receiving applicable court approval.

(b) The Company and HSBC Taxpayer Finance Services, Inc. ("HSBC Taxpayer Finance") entered into an agreement effective May 9, 2005 that allocates the settlement payment obligations under the Carnegie Settlement Agreement (the "Settlement Allocation Agreement").

Pursuant to the Settlement Allocation Agreement, the Company or one of its subsidiaries will pay $10 million and HSBC Taxpayer Finance will pay $30 million of the $110 million cash settlement payment. In addition, Company subsidiaries will fund the entire coupon component of the Carnegie settlement and the parties generally will waive certain indemnification claims against each other.

HSBC Taxpayer Finance also agreed to fund the remaining $70 million of the cash settlement payment, conditioned on the Company and HSBC Taxpayer Finance (or their respective affiliates) entering into an agreement for an HSBC Taxpayer Finance affiliate to offer RALs in H&R Block offices after June 2006 (an "HSBC Taxpayer Finance RAL Agreement"). If the parties do not enter into an HSBC Taxpayer Finance RAL Agreement, (i) the Company or its subsidiaries will fund the remaining $70 million of the cash settlement payment, (ii) HSBC Taxpayer Finance will reimburse Company subsidiaries for 73% of the out-of-pocket cost incurred in funding the coupon component of the Carnegie Settlement subject to a maximum reimbursement limit of $17.5 million and (iii) the Company's (and its subsidiaries') indemnification claims against HSBC Taxpayer Finance, other than claims pertaining to the Carnegie litigation, will be reinstated.

Item 7.01. Regulation FD Disclosure

The Company expects to incur during its fourth fiscal quarter ended April 30, 2005 an after-tax charge of approximately $38 million, or 23 cents per diluted share, for the unreserved cost of the proposed Carnegie litigation settlement.

On May 9, 2005, the Company, HSBC Finance Corporation and plaintiffs' counsel issued a press release announcing the proposed settlement of the Carnegie litigation. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1.

On May 9, 2005, the Company issued a separate press release regarding the proposed Carnegie settlement's financial and other implications. A copy of the press release is furnished with this Form 8-K as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(c)    Exhibits

Exhibit Number	Description
99.1	Press Release, dated May 9, 2005, entitled "Companies, Plaintiffs' Attorneys Propose RAL Settlement to Court."
99.2	Press Release, dated May 9, 2005, entitled "Proposed Legal Settlement Results in New Disclosure Guidelines and Best Practices in Refund Anticipation Lending."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC. BY: /S/ Bret G. Wilson —————————————— Bret G. Wilson Vice President and Secretary

Date: May 9, 2005

EXHIBIT INDEX

Exhibit 99.1	Press Release issued May 9, 2005- "Companies, Plaintiffs' Attorneys Propose RAL Settlement to Court."
Exhibit 99.2	Press Release issued May 9, 2005- "Proposed Legal Settlement Results in New Disclosure Guidelines and Best Practices in Refund Anticipation Lending."